Exhibit 10.23

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) which is made as of October 11, 2018, among Gothic River Lodging LLC, an Iowa limited liability company, with an address of 2706 James Street, Coralville, Iowa 52241 (“Seller”), and Lodging Opportunity Fund Real Estate Investment Trust, a North Dakota real estate investment trust with an address of 1635 43rd Street South, Suite 305, Fargo, North Dakota 58103 (“Buyer”). This Agreement shall become effective (the “Effective Date”) upon execution and delivery of the Agreement by and to Buyer and Seller:

RECITALS

A.            Seller owns and operates a certain hotel business commonly known as the Holiday Inn Express Cedar Rapids Collins Road, located at 1230 Collins Road North East, Cedar Rapids, Iowa 52402 (the “Business”).

B.            Seller owns certain personal property used in connection with the Business (“Personal Property”).

C.            Seller owns certain real estate, together with all improvements and appurtenances, with an address of 1230 Collins Road North East, Cedar Rapids, Iowa 52402 (the “Real Estate”).

D.            Seller desires to sell, and Buyer wishes to buy, all of the real and personal property owned by Seller necessary to run the Business.

AGREEMENT

1. Agreement to Purchase and Sell.

1.1 Personal Property. At the Closing (as defined in this Agreement), Buyer shall purchase and Seller shall sell, assign, convey, transfer, set over, and deliver (by appropriate instrument of transfer) all of the assets, rights, and interests of every conceivable kind or character whatsoever, whether tangible or intangible, that are used in connection with the Business and are owned by Seller or in which Seller has a transferable interest of any kind. These include, without limitation, levels of the following as required by brand standards (i) inventory, (ii) operating supplies, and (iii) linens (in no event less than 2par), and the following (excluding, however, those assets specifically identified in this Agreement as the “Excluded Assets”):

a.              Trade Fixtures. Trade fixtures and equipment, as defined in the Iowa Uniform Commercial Code (the “UCC”), limited specifically to the assets described in Exhibit 1.1 (the “Trade Fixtures and Equipment”);

b.              Miscellaneous Items. Any existing computer programs, software programs, software and technical libraries, license agreements, and all other intellectual and/or proprietary information and property and applications therefore or licenses thereof, used in connection with the Business, but excluding any property owned by InterContinental Hotels Group, PLC (the “Franchisor”) or the property manager (the “Manager”) (collectively, the “Miscellaneous Items”) that have been disclosed as excluded items related to this paragraph Exhibit 1.1b.

c.               Customer List and Miscellaneous Records. Any records, files, lists, and other tangible assets that pertain to the Business, including lists and records pertaining to any one or more of the following: Seller’s customers, suppliers, advertising, promotional material, sales, services, delivery, and/or operations, except those items, if any, required to be retained by law, including accounting records and returns, but excluding internally prepared reports and appraisals (collectively, the “Customer List and Miscellaneous Records”).

d.              Remote Assets. All assets located off site from the location of the Business or in the possession of others, but used in connection with the Business (collectively, the “Remote Assets”). The situs of the Remote Assets and the person or entity in possession or control thereof shall be identified by Seller to Buyer at the Closing;

e.               Goodwill. The goodwill, telephone and fax numbers, yellow-page advertisements of the Business, and Seller’s right to use the registered name, trade name, and all related names and derivations, including the Business Internet address(es) and Web pages, if any, but excluding any rights to the names “Holiday Inn”, “Holiday Inn Express”, or any other name associated with the Franchisor (collectively, the “Goodwill”).

1.2 Sale of Real Estate. Buyer shall purchase and Seller shall sell the Real Estate, described on Exhibit 1.2, together with all improvements and appurtenances (the Personal Property and the Real Estate shall be at times collectively referred to as the “Purchased Assets”).

1.3 Covenant Not to Compete. Neither Seller nor any owner of Seller shall establish, engage in, or become interested in, directly or indirectly, as an owner, partner, agent, shareholder, employee, independent contractor, consultant, or otherwise, within a radius of four (4) miles from the Business, in any similar business, trade, or occupation, including any new hotel construction for a period of twenty-four (24) months after the Closing Date; provided, however, such restriction shall not affect the Residence Inn located at 730 33rd Avenue Southwest, Cedar Rapids, Iowa 52404 and the Fairfield Inn located at 605 32nd Avenue South Southwest, Cedar Rapids, Iowa 52404, and also shall not affect any hotel within the restricted area which is not identified in the competitive set for the Business, as defined by the most recent Smith Travel Research report.   At the Closing, Seller and its owner shall execute the Non-Competition and Non-Solicitation Agreement set forth as Exhibit 1.3 (the “Noncompetition Agreement”).

1.4 Leases.

Real Estate Lease; Leasehold Improvements. Seller represents that there are no leases in effect with respect to the Real Estate.

Miscellaneous Leases. Seller represents that none of the Personal Property to be transferred to Buyer hereunder is subject to any lease, including any finance lease.

1.5 Excluded Assets. Except as otherwise set forth in this Agreement, this Agreement relating to the Personal Property contemplates the purchase and sale, inclusive of assignments, of the Personal Property. This Agreement specifically excludes, however, the following assets (collectively, the “Excluded Assets”):

a.              Seller’s cash, cash equivalents, and investments not relating to the operation of the Business;

b.              Any Personal Property that contains hazardous materials that the Buyer requires to be removed;

c.               Any management agreement pertaining to the Business or Real Estate involving Seller, which management agreements must be terminated at Closing;

d.              Any Personal Property not owned by Seller;

e.               Seller’s franchise or license agreement with the Franchisor with respect to the Business; and

f.                Seller’s assets not specifically or by inference included in the above paragraphs or attached Exhibits.

Unless otherwise agreed in writing, Seller, at Seller’s expense, shall remove the Excluded Assets from the Real Estate as soon as possible after the Closing Date but in no event later than 7 days after the Closing Date. If Seller fails to comply with the foregoing provisions, Buyer may dispose of such items at Seller’s expense or make such other arrangements as Buyer may determine appropriate.

1.6 Liabilities Assumed and Excluded.

a.              Assumed Liabilities. As of the Closing Date, Buyer shall assume, pay, and perform in due course the liabilities of Seller under all contracts arising on or after the Closing Date and those trade payables and other liabilities, if any, which Buyer has specifically agreed to assume, received a credit at Closing for, or shall receive the benefit of after Closing (the “Assumed Liabilities”).

b.              Excluded Liabilities. Except for the Assumed Liabilities, Buyer does not assume nor shall Buyer be obligated for any other liabilities or responsibilities whatsoever of Seller or the

Business as conducted by Seller through the Closing Date, inclusive of obligations or liabilities resulting from Seller’s total or partial withdrawal from any pension, profit sharing, or retirement plans (the “Excluded Liabilities”).

2. Purchase Price.

2.1 Purchase Price. The purchase price for the Purchased Assets, including the Noncompetition Agreement, is Eight Million One Hundred Thousand Dollars ($8,100,000.00) (the “Purchase Price”). This Purchase Price assumes that the Buyer will receive Franchisor’s approval for franchise or license agreement (the “Franchise Agreement”) having a 10-year term.  For each additional term year of the approved Franchise Agreement, the Purchase Price shall be increased by $40,000.00.  If the Buyer receives approval of a full 15-year Franchise Agreement, the Purchase Price will be $8,300,000.00.

2.2 Purchase Price Allocation. The Purchase Price is allocated as set forth in Exhibit 2.2.

3. Terms of Payment. The total Purchase Price shall be paid at the Closing, subject to the following:

a.              Down Payment. Buyer will deposit an earnest money deposit of Five Hundred Thousand Dollars ($500,000.00) (the “Deposit”) which shall be applied to the Purchase Price at Closing. The Deposit shall be held with a title guaranty company mutually acceptable to the parties.  The Deposit will become non-refundable after the expiration of the Review Period as defined in paragraph 10.2 of this Agreement.

b.              Unpaid Balance Paid. The unpaid balance of the Purchase Price shall be paid in full by wire transfer or other immediately available funds approved by Seller at the Closing.

c.               Escrow.  The Deposit, the balance of the Purchase Price, and any other funds required for Closing, shall be held in escrow with the title guaranty company and all Buyer and Seller credits and debits reflected on the Closing Statement shall be paid by the title guaranty company.

d.              Independent Consideration. In all events, the sum of $100.00 (the “Independent Consideration”), which sum has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement, will be payable to Seller out of the Deposits, even if this Agreement is terminated under its express provisions. The Independent Consideration is independent of all other consideration provided in this Agreement, and is nonrefundable in all events. Buyer and Seller stipulate that the Independent Consideration is sufficient consideration to support this Agreement notwithstanding Buyer’s rights to terminate this Agreement as set out in this Agreement.

4. Inventory and Accounts Receivable.

4.1 Inventory. In addition to the purchase and sale of the Personal Property, Seller shall sell and Buyer shall purchase the inventory of saleable merchandise of Seller. The Parties further agree as follows:

a.              Purchase and Sale of Merchandise Inventory. An inventory of all merchandise shall be made upon the date of transfer, and Seller shall sell, transfer, and deliver to Buyer all of the merchandise, unless prohibited by applicable law. As used in this Agreement, the “Merchandise” shall include only unopened merchandise and merchandise that (i) is not obsolete and (ii) has an expiration of 30 days or more after Closing Date.

b.              Method of Taking Inventory. Seller and Buyer, at an agreeable time prior to or on Closing, will take a joint inventory, and the expense, if any, of counting the inventory and determining the purchase price of the Merchandise shall be borne by the Buyer.

c.               Inventory Purchase Price. The Merchandise shall be purchased at Seller’s then-current wholesale cost. Seller shall provide written evidence of Seller’s then-current wholesale cost, which will include the cost of the delivery of the Merchandise, if any.

4.2 Accounts Receivable. All accounts receivable for transactions occurring before the Closing Date shall remain the property of Seller irrespective of any payment for it to Buyer.  If Buyer receives payment for any accounts receivable existing as of the Closing Date, Buyer shall forward payment directly to Seller.

5. Adjustments.

At the Closing, the following shall be adjusted or apportioned and, to the extent practicable, all such prorations shall be computed and paid at the Closing:

5.1 Personal Property.

a.              Taxes on Personal Property. If any exist, Buyer shall pay all taxes and assessments, extraordinary as well as ordinary, that may be levied on any Personal Property which become due after the Closing Date and which arise from actions of Buyer after the Closing; provided that Seller shall pay for all taxes upon Personal Property that arise from Seller’s ownership of the Personal Property on or before the Closing, which may be due on, before, or after the Closing Date. Current personal property taxes shall be prorated and adjusted between the Parties as of the Closing Date.

b.              Miscellaneous Business Taxes. All Social Security, sales, use, unemployment, withholding, and state business taxes for all years up to and including the last completed tax year and all quarters for the current tax year immediately preceding the Closing Date shall be paid in full by Seller, as the same become due and payable.

c.               Miscellaneous. If applicable, adjustments shall be made for payroll and any other prepaid items, and any other unspecified unpaid taxes.

5.2 Real Estate.

a.              Real Estate Taxes. Seller shall be responsible for payment of all taxes and assessments of every kind and description, extraordinary as well as ordinary, and now of record, including all prior years and the year of Closing, up to the Closing Date, that may be levied on the Real Estate.  Such taxes and assessments for the year of Closing will be a pro-rated at Closing between Buyer and Seller.  Buyer shall be responsible for payment of its share of such pro-rated taxes for the year of Closing, plus any future installments of such taxes and assessments.  If the taxes and assessments are a lien due and payable as of Closing, the tax or assessment bill shall be paid at Closing and Seller shall receive a credit for Buyer’s pro-rated share.  If the taxes and assessments are not yet a lien due and payable as of Closing, Buyer shall receive a credit Closing for Seller’s prorated share and Buyer shall be responsible for payment of such tax and assessment bill when it becomes due and payable.

b.              Recording Fees. Buyer shall assume the costs of recording the deed when it is delivered by Seller.

5.3 Transfer Fees; Sales Taxes. Seller shall pay all transfer fees and applicable sales taxes, if any, arising under or on account of the purchase and sale of the Purchased Assets.

6. Personal Property and Real Estate Title.

6.1. Personal Property. At the Closing, title to the Personal Property shall be free, clear, and unencumbered, except as specifically set forth in this Agreement.

a.              Lien Search. Buyer shall order a tax lien search and UCC financing statement search, both certified, within 7 days of the Effective Date. The Buyer shall pay the expense of the cost of the certified tax lien search and certified UCC financing statement search.

b.              Objection. Buyer shall have ten (10) days after receipt of the lien search and UCC financing statement to object to the title of an asset reported thereon if, in Buyer’s discretion, the title is not in the condition required for performance under this Agreement. Seller shall have ten 10 days from the date Seller is notified in writing of the particular defects claimed to either (1) remedy the title, or make arrangements to remedy title at the Closing, or (2) on written demand made by Buyer, to refund the Deposit in full termination of this Agreement if Seller is unable to remedy title. Buyer may elect to complete the purchase and sale, in which case, Buyer waives any and all rights to recover any damages from Seller arising out of the title condition disclosed by such lien search and UCC financing statement.

6.2. Real Estate.

a.              Condition of Real Estate Title. At Closing, the title to the Real Estate shall be free, clear, and unencumbered, and shall be conveyed by a limited warranty deed showing insurable title in the Real Estate to Buyer, subject to the following:

1.              Zoning. Any zoning regulations or ordinances.

2.              Survey. Any conditions or other disclosures that an accurate survey may disclose.

3.              Restrictions. Any covenants, building restrictions, easements, or reservations in the chain of title, or of record, or that would show on an examination of the Real Estate, including any right of way granted to the State of Iowa.

4.              Taxes. Any future installments of ordinary, special, or extraordinary taxes that are now a lien on the Real Estate but are not now due and payable.

5.              Liens. Any liens or encumbrances that may accrue after the date of Closing through any acts or omissions of any Party other than Seller.

b.              Evidence of Title. As evidence of insurable title, Buyer shall order as soon as possible, but no later than five (5) days after the Effective Date, an abstract of title, committing to guaranty title as of the date of Closing, subject only to the “Permitted Exceptions” as defined herein. The Seller shall pay the expense of the cost of the abstract and the Buyer shall pay the cost of the title guaranty.

c.               Objection. On receipt of the title abstract, Buyer shall have ten (10) days to object to title (Buyer Objection Period), if in Buyer’s discretion, the title is not in the condition required for performance under this Agreement. Seller shall have ten (10) days from the date Seller is notified in writing of the particular defects claimed to (1) remedy the title or agree in writing to remedy the title, or begin the process to diligently pursue a remedy; (2) obtain confirmation of title guaranty coverage over the defect; (3) upon the written demand of Buyer, refund the Deposit in full termination of this Agreement if Seller is unable to remedy title or obtain title insurance; or, (4) Seller may provide Buyer written notice of a unwillingness to take any action (collectively the Seller Cure Period). If Seller remedies or agrees to remedy title defects or obtains confirmation of title guaranty coverage within the Seller Cure Period, Buyer agrees to complete the sale on the date set for the Closing. If Seller provides notice under sub-section (4) then Buyer may choose to waive its right to terminate this Agreement as a result of such defects and all items identified on the title abstract which Seller has not remedied or agreed to remedy prior to Closing shall be deemed “Permitted Exceptions”. For the avoidance of doubt, if Buyer chooses to waive its objection, Buyer does not have to give return notice, but proceed to closing.

7. Creditors of Seller.

7.1 Agreement of Payment. In addition to the warranties and representations contained in this Agreement, if for any reason any creditor or third party who is owed a debt by Seller on or before the Closing, or who otherwise possesses any type of right or interest in the Personal Property arising from the ownership or operation of the Business by Seller prior to the Closing, holds or obtains a lien on the Personal Property, then the following shall apply:

a.              Any mortgage or chattel lien shall be paid in full and released on or before the Closing Date.

b.              Any judgment lien or mechanic’s lien less than $100,000 shall be paid in full or bonded over and released on or before the Closing Date.  Seller, at Seller’s election, shall not be obligated to cause the release of any judgment lien or mechanic’s lien of $100,000 or more; provided, however, in the event of any judgment lien or mechanic’s lien, Seller shall have a right to extend Closing by no more than thirty (30) days to resolve such judgment lien or mechanics lien. Only after the expiration of the thirty (30) day extension may Seller terminate this Agreement as provided herein, and the Deposit shall be fully refunded to Buyer.

7.2 Disclosure. The title abstract shall identify any and all liens affecting the Real Estate and the UCC financing statement search shall identify any and all liens on Personal Property. All such liens shall be paid in full and released on or before the Closing Date.

8. Representations, Covenants, and Warranties of Seller.

Seller represents, covenants, and warrants the following to be true, which representations, covenants, and warranties shall survive the Closing for twelve (12) months which may be extended for a maximum of ninety (90) days if notice of a claim was provided pursuant the notice requirements under section 14:

8.1 Status of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Iowa and authorized to do business in the State of Iowa; and, further, is properly authorized, according to its respective operating agreements and duly adopted resolutions, to enter into and carry out the transactions contemplated by this Agreement. Furthermore, Seller has not in the last five years used or assumed any other name in connection with the conduct of the Business, other than Holiday Inn Cedar Rapids North. A copy of Seller’s Articles of Organization and any amendments to date and an organizational chart are attached as Exhibit 8.1.

8.2 Authority. When executed, this Agreement and all instruments necessary to carry out the transactions contemplated by this Agreement (the “Related Documents”) will be legal, valid, and binding obligations of each party signing such instruments on behalf of Seller.

8.3 Financial Statements. Upon the signing of this Agreement, Seller shall provide Buyer with financial statements concerning the Business as of the fiscal year preceding the Effective Date

(together with any subsequently prepared financial statements supplied by Seller to Buyer (collectively, the “Financial Statements”)). The Financial Statements shall fairly present both the financial position of Seller as of the respective dates indicated and the results of operations, and changes in financial position of Seller for the respective periods indicated.

8.4 Absence of Undisclosed Liabilities. Notwithstanding anything contained in this Agreement to the contrary, as of the dates of and except to the extent reserved or reflected in the Financial Statements, Seller have no known monetary liabilities or obligations, other than trade debt incurred in the normal course of business. Seller represents that Seller does not know or have reasonable grounds to know of any basis for the assertion against Seller, as of such dates, of any monetary liability of any nature or in any amount not fully reserved or reflected in the Financial Statements, other than trade debt incurred in the normal course of business.

8.5 Title to Properties. At Closing, Seller shall have insurable title to the Purchased Assets, subject only to the Permitted Exceptions.

8.6 Business Name. After the Closing Date, Seller agrees that it will not use the name Holiday Inn Express Cedar Rapids Collins Road (the “Name”) directly or indirectly, either alone or in combination with one or more other words, in or in connection with any business, activities, or operations that Seller directly or indirectly may carry on or conduct.

8.7 Status of Contracts. Seller has, to the best of Seller’s knowledge, not received a notice of violation, which violation has not been cured, with respect to any contract described in this Agreement and all other contracts and commitments to which Seller is a party. Further, other than those contracts or agreements specifically described in this paragraph, Seller has no contract or commitment extending beyond the Closing Date. All prepaid contracts being assigned have been or will be fully paid by Seller and any prepaid portions of such contracts shall be prorated between Buyer and Seller on the Closing Date.

8.8 Insurance. All assets owned by Seller are and will be adequately insured against fire and casualty to the Closing Date (collectively, the “Policies”). Further, the Policies are and will be outstanding and duly enforced and the premiums to become due on the Policies to the Closing Date will be paid when due. Seller has not received any notice of any cancellation of the Policies.

8.9 Taxes; Unemployment Liabilities; Tax Returns and Audits.

a.              Taxes. All personal property taxes and other taxes of any nature assessed against Seller and/or the Business are and will be fully paid by Seller when due through the Closing Date. Without limiting the generality of the foregoing, all federal, state, county, and local taxes, including without limitation, income, corporate franchise, state business, stamp, transfer, sales and use, employee withholding, and ad valorem taxes due and payable by Seller on or before the Closing Date have been or will have been paid or provided for by Seller, including any unemployment tax liability and any deficit balance in Seller’s Unemployment Insurance Agency account or similar account.

b.              Tax Returns; Audits. Seller has, and as of the Closing Date will have, filed all taxes and reports required to be filed by Seller pursuant to the operation of the Business with all such taxing authorities, including the Unemployment Insurance Agency. Seller does not have any outstanding or unsatisfied deficiency assessments with respect to any taxes, and there are no current audits or investigations by or disputes with any authority with respect to any taxes.

c.               No Dispute. Seller is not involved in any dispute with any tax authority about the amount of taxes due, nor have they received any notice of any deficiency, audit, or other indication of deficiency from any tax authority not disclosed to the Parties to this Agreement.

8.10 Licenses and Permits. To Seller’s knowledge, Seller presently possesses and will continue to possess at the Closing Date all governmental licenses, permits, certificates of inspection, other authorizations, filings, and registrations which are necessary for Seller to own and operate the Business as presently conducted.

8.11 Litigation or Insolvency Proceedings.

a.              Litigation. There are no actions, suits, claims, investigations, or legal, administrative, or arbitration proceedings pending or, to the best of Seller’s knowledge, threatened or likely to be asserted by or against Seller or relating to the Purchased Assets, this Agreement and/or the transactions contemplated hereby, before any court, governmental agency, or other body, including any quasi-judicial or administrative forum, and no judgment, order, writ, injunction, decree, or other similar command of any course, governmental agency, or body has been entered against or served upon Seller, except as expressed upon Exhibit 8.11.

b.              Insolvency Proceedings. Seller is not involved in any proceeding by or against Seller in any court under the Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of Seller or Seller’s property.

8.12    Labor Relations—Employees.

a.              Notification and Termination of Employees. At a mutually agreed upon time after this Agreement is executed that is not more than 3 days prior to the Closing Date, Seller and Buyer shall jointly announce the Agreement to Seller’s employees, and shall cooperate so that Seller’s notices of termination and any offers of employment by Buyer are delivered simultaneously so that appropriate management representatives may explain the termination and any offers of employment to the employees. As of the Closing Date, Seller will terminate all employees and will pay to all employees all wages, salaries, commissions, bonuses, benefit plan contributions, and other compensation. Buyer may, in its discretion, re-employ some or all of such employees as of the Closing Date; provided however, Buyer must rehire a sufficient number of such employees to avoid a violation of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), and

Buyer hereby indemnifies Seller against any loss or damage arising from a violation of the WARN Act triggered by Buyer’s rehiring practices.

b.              Employment Regulations Compliance. To Seller’s knowledge, Seller has received no written notice that Seller is not in compliance with all applicable federal, state, and local laws and regulations respecting employment and employment practices, terms, and conditions of employment and wages and hours; and further, to Seller’s knowledge, Seller has received no written notice that (1) there are any unfair labor practice complaints against Seller pending before the National Labor Relations Board (“NLRB”), or that any such complaints have been threatened; (2) there is any labor strike, dispute slowdown, or stoppage actually in progress or threatened against Seller; (3) no grievance or arbitration proceedings are pending or that any such claim has been asserted. Buyer shall not incur any liability or obligation of any kind arising out of Seller’s employment of or termination of Seller’s employees nor for any other claim by any of Seller’s employees arising out of any employment relationship with Seller.

c.               Exclusion of Employee Benefits. Seller acknowledges: (1) Buyer does not assume any employee benefits of Seller whatsoever, unless such employee benefits are specifically assumed as Assumed Liabilities; and (2) Buyer shall have no obligation to provide employee benefits other than such benefits as Buyer shall agree to provide to its employees in the exercise of Buyer’s sole discretion, and as required by applicable law.

d.              Collective Bargaining Agreements. There are no collective bargaining agreements currently in effect between Seller and labor unions or organizations representing any of Seller’s employees; and there does not now exist and there has been no formal or informal request to Seller for collective bargaining or for an employee election from any union or from the NLRB.

8.13 Environmental Matters. Seller makes no representations or warranties whatsoever regarding the presence of Hazardous Material in, on, or under the Real Estate, except that Seller has received no written notice of any presently pending or threatened administrative or enforcement actions, investigations, compliance orders, claims, demands, actions, or litigation based on environmental laws or regulations or otherwise related to the presence of Hazardous Material, in, on, or under the Real Estate. For purposes of this paragraph, the term “Hazardous Material” shall mean any toxic or hazardous waste or substance (including without limitation asbestos and petroleum products) regulated by applicable local, state, or federal environmental laws or regulations.

8.14 Conduct of Business. From the Effective Date through the Closing Date, the Business of Seller shall be open and conducted by Seller in Seller’s normal and regular manner; and further, Seller shall not:

a.              Enter into any new contract or commitment extending beyond the Closing, except normal commitments made in the ordinary course of business and having a termination notice period of thirty (30) days or less, and without a requirement for payment of any termination fee;

b.              Modify the compensation or benefits payable to or to become payable by Seller to any officer, employee, or agent, except as previously committed to such officer, employee, or agent, and any previous commitment shall be disclosed during due diligence;

c.               Encumbered any Purchased Assets;

d.              Entered into any agreement not in the ordinary course of business or agreed to do any of the foregoing.

8.15 ERISA Plans. Seller has no employee benefit plans now in effect which are subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

8.16 Condition of Purchased Assets. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (a) THE PURCHASE OF THE PURCHASED ASSETS SHALL BE ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS” BASIS, SUBJECT TO NORMAL WEAR AND TEAR FROM THE EFFECTIVE DATE OF THIS AGREEMENT UNTIL THE CLOSING DATE, AND (b) NEITHER SELLER NOR ANY OF ITS AFFILIATES HAS ANY OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PURCHASED ASSETS, REPLACE THE PURCHASED ASSETS OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PURCHASED ASSETS.

8.17 No Violation or Breach. To the Seller’s knowledge, the performance of this Agreement will not be in violation of any laws, statutes, local ordinances, state or federal regulations, court or administrative order, or ruling, nor is the performance of this Agreement in violation of the conditions or restrictions in effect for financing pursuant to any loan documents, whether any such loan is secured or unsecured.

8.18 Full Disclosure. This Agreement neither contains any untrue statement of material fact nor omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

8.19 Competitors. Intentionally omitted.

8.20 Directors, Managers, Officers, and Owners. The names of directors, managers, officers, and the resident agent of Seller, together with each individual owner, are set forth on attached Exhibit 8.20.

8.21 Broker’s or Finder’s Fees. Each party shall have sole responsibility for any commission or similar fee owed, directly or indirectly, to a broker or agent engaged by such party with respect to this Agreement.  Seller’s sole broker engaged in connection with this Agreement is Paramount Lodging Advisors.

8.22 Compliance. To Seller’s knowledge, Seller has received no written notice regarding any violation of law or municipal ordinances, orders, or requirements noted in or issued by any governmental department or agency having jurisdiction against or affecting the Personal Property as of the date of this Agreement.

8.23 Foreign Person. Seller is not a “foreign person” as that term is defined in IRC 1445(f)(3) and will, at Closing, execute a FIRPTA affidavit as required by law.

8.24 Mechanic’s Lien. To Seller’s knowledge, Seller has not been served with any written notice of intent to claim a Mechanic’s Lien on the Real Estate of the Business and states that, to Seller’s knowledge, all parties who have furnished labor or materials for the repair or improvement of the Real Estate of the Business within the last 90 days have been fully compensated.

8.25 Accuracy of Information.  All representations and warranties of Seller explicitly made in this Agreement are materially accurate, true and correct as of the date hereof, and Seller has an ongoing duty to update the Buyer until the date of Closing of any material inaccuracies in such representations and warranties.

8.26 Brand Standards. Seller represents to the best of its knowledge that Seller has received no written notice of violation of Seller’s franchise or license agreement with Franchisor, and that any future property improvement plans (“PIP”) items required by the Franchisor that have been negotiated for delayed implementation have been disclosed to Buyer.

8.27 Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is relying on them; provided, however, Buyer acknowledges and agrees that (i) Buyer shall rely upon Buyer’s own due diligence in determining whether the Purchased Assets and the Business are suitable for purchase by Buyer; (ii) Buyer has been given a reasonable opportunity to inspect and investigate the Purchased Assets and the Business and all aspects relating thereto, either independently or through agents and experts of Buyer’s choosing; (iii) Buyer is acquiring the Purchased Assets and the Business based exclusively upon Buyer’s own investigations and inspections thereof; (iv) Seller has no obligation to repair or correct any facts, circumstances, conditions or defects or compensate Buyer therefor; and (v) the Buyer’s mere inquiry into a representation or warranty does not affect the validity of a representation and warranty made by Seller unless such inquiry results in a disclosure of a material inaccuracy in such representation or warranty; and (vi) by reason of all of the foregoing, Buyer shall assume the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Purchased Assets and the Business.

8.28 Knowledge.  The phrase “to Seller’s knowledge” and similar phrases shall refer to the actual knowledge of Balvantbhai Patel.

9. Representations, Covenants, and Warranties of Buyer.

Buyer represent, covenant, and warrant the following to be true, which representations, covenants and warranties shall survive the Closing for twelve (12) months which may be extended for a maximum of ninety (90) days if notice of a claim was provided pursuant the notice requirements under section 14:

9.1  Status of Buyer. Buyer is a real estate investment trust duly organized and validly existing with all required reports filed with the State of North Dakota, is in good standing under the laws of the State of North Dakota, and is properly authorized to enter into and carry out the transactions contemplated by this Agreement.

9.2 Authority. This Agreement and all Related Documents when executed will be legal, valid, and binding obligations of each party signing such instruments on behalf of Buyer.

9.3  No Violation or Breach. To the Buyer’s knowledge, the performance of this Agreement will not be in violation of any laws, statutes, local ordinances, state or federal regulations, court or administrative order, or ruling, nor is the performance of this Agreement in violation of the conditions or restrictions in effect for financing pursuant to any loan documents, whether any such loan is secured or unsecured.

10. Pre-Closing Actions and Miscellaneous Covenants.

From the Effective Date until the Closing:

10.1 Access by Buyer. Seller shall permit Buyer and its representatives, at Buyer’s sole expense, to make a full business, financial, accounting, and legal review of the Business and Seller’s tax returns to the extent Buyer deems necessary (the “Due Diligence Review”).

a.              Such right shall include the right to monitor the sales and operations of the Business from and after the Effective Date.

b.              Seller shall take all reasonable steps necessary to cooperate with Buyer, at no expense to Seller, in undertaking the Due Diligence Review.

10.2 Due Diligence Review by Buyer.

a.              Review Period. Buyer shall have thirty (30) days from later of (i) the Effective Date of this Agreement, or (ii) receipt of due diligence deliverables from Seller, whichever last occurs (the “Review Period”) to conduct a due diligence review of the Business, the PIP, to obtain approval of its Board of Trustees, secure a commercial loan, as well as to review Seller’s books and records, and conduct inspections of the Real Estate (“Due Diligence Review”).  If the Buyer does not notify the Seller and Escrow Agent in writing, signed only by Norman Leslie, on or before the expiration of Due Diligence Review that Buyer is not satisfied with the Due Diligence Review and terminates this Agreement, then the Buyer shall be deemed to have waived its right of termination and this Agreement shall continue in full force and effect.

b.              Satisfaction of Conditions. If (1) the Purchased Assets are not in satisfactory condition, and/or (2) records do not substantiate the financial information previously furnished by Seller to Buyer, and/or (3) the PIP of the Franchisor is unacceptable to Buyer, the Buyer may, upon written notice to Seller prior to the expiration of the Review Period, terminate this Agreement and shall be entitled to a full refund of the Deposit.

c.               Ongoing Duty to Provide Information. Seller’s duty to provide reasonable information required under this Agreement to Buyer shall continue until the Closing even if the Review Period has ended.

10.3 Accuracy of Representations and Warranties; Satisfaction of Conditions. Seller will immediately advise Buyer in writing if Seller becomes aware of the occurrence of any event or any state of facts that results in any of the representations and warranties of Seller being untrue or incorrect as if Seller was then making them. Seller will not intentionally take any action, or omit to take any action, that would result in any of Seller’s representations and warranties set forth in this Agreement being materially untrue or incorrect as of the Closing Date.

10.4 Conduct of Business. Until the Closing Date, Seller will continue to operate the Business in the ordinary course of business consistent with past practices. Without limitation of the foregoing, Seller shall not intentionally undertake any action without the prior written consent of Buyer that, if taken before the date of this Agreement, would have been required to be disclosed on any Exhibit to this Agreement.

10.5 Survey and Environmental Studies.

a.              Survey and Environmental Studies. Within seven (7) days after the Effective Date, Seller shall deliver to Buyer, copies of all existing Surveys and all existing Environmental Site Assessments (whether Phase I, Phase II, or otherwise) covering all or any portion of the Real Estate, to the extent the same are in Seller’s possession or Seller has access to them (the foregoing information, whether obtained by Buyer or provided by Seller, is referred to collectively as the “Environmental Information”).

1.              At Buyer’s option and expense, Buyer may obtain (1) new or updated Surveys for the Real Estate certified to Buyer so that Buyer may rely on same, and/or (2) new or updated Environmental Site Assessments for the Real Estate certified to Buyer so that Buyer may rely on same, and/or (3) certification of the existing Environmental Site Assessments to Buyer, and/or (4) Phase II Environmental Site Assessments certified to both Seller and Buyer.

2.              Seller grants to Buyer and its contractors and representatives access to the Real Estate for the purpose of performing such studies or tests. Such persons shall provide Seller with evidence of general liability insurance coverage of at least $1,000,000, shall conduct their studies and tests in such a manner as to minimize interference with the Business, and, upon completion of their activities on the Real Estate, shall restore each parcel of real property as nearly as is reasonably possible to the condition it was in immediately prior to such activities.  Buyer shall indemnify Seller for any damages to the Real Estate arising from such access and investigations.

b.              Remediation.  Intentionally omitted.

11. Conditions Precedent to Obligations of Buyer at Closing.

The obligations of Buyer to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by Buyer:

11.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and all Related Documents shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on the Closing Date. Further, upon request of Buyer, Seller shall deliver to Buyer a certificate certifying that as of the Closing Date all of the representations and warranties of Seller contained in this Agreement are true and correct in all material respects.

11.2 Performance of Covenants. Unless otherwise agreed or waived, Seller shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement and all Related Documents require to be performed or complied with before or on the Closing Date.

11.3 Intentionally Omitted.

11.4 Closing Documents; Instruments of Transfer, Etc. Buyer shall have received the following:

a.              Bill of sale, limited warranty deed, assignments of any contracts, licenses and permits, and any other instruments and documents that shall be reasonably required to effectively transfer the Purchased Assets to Buyer with free and clear of all encumbrances other than the Permitted Exceptions.

b.              Resolutions of Seller approving and authorizing this Agreement and the transactions contemplated by this Agreement, and identifying the individuals authorized to execute all documents.

c.               Seller’s Affidavit of No Liens on the title company’s standard form, sufficient to permit the title company to delete standard Schedule B exceptions.

d.              A Non-Foreign Person Affidavit (FIRPTA) for Seller, if required by state or federal law.

e.               Acknowledgment of each party in possession of any Remote Assets of Seller’s ownership of the Remote Assets, free of any claims, set-offs, or charges, and the transfer of the Remote Assets to Buyer.

f.                Closing Statements detailing all prorations and adjustments.

g.               Duly executed non-competition agreement, as incorporated as Exhibit 1.3.

11.5 Certificate Regarding Tax Returns by State of Iowa. Seller will apply for a tax clearance certificate from the Iowa Department of Revenue showing that the Seller has filed all tax returns and reports required to be filed prior to Closing; provided, however, Closing shall not be delayed nor shall this Agreement be terminated as a result of any delay or failure of the Iowa Department of Revenue to respond to such application prior to Closing.

11.6 Intentionally Omitted.

11.7 Intentionally Omitted.

11.8 Intentionally Omitted.

11.9 No Material Adverse Change.  There shall have been no material adverse change in Seller’s representations and warranties explicitly provided in this Agreement.

11.10 Fire or Other Casualty/Risk of Loss.

a.              Assumption of Risk—Seller. Except as set forth in this Agreement, Seller assumes all risks of destruction, loss, or damage due to any casualty, including any liability arising out of ownership of the Purchased Assets, up to the time of the Closing.

b.              Assumption of Risk—Buyer.

1.              Notwithstanding the foregoing, Buyer assumes all risks of destruction, loss, or damage due to any casualty caused by Buyer’s negligence or the negligence of Buyer’s employees, agents or contractors.

2.              As of the Closing, Buyer assumes all risks of destruction, loss, or damage due to any casualty, including any liability arising out of ownership of the Purchased Assets.

c.               Intentionally Omitted.

d.              Damage to Seller’s Property. If any of the Purchased Assets are materially damaged due to any casualty at any time before the Closing as determine by Buyer, and the damages cannot reasonably be repaired on payment of the sums available by insurance settlement, Buyer and Seller each shall have the right to terminate this Agreement and, on giving notice of such election, Buyer shall immediately receive a refund of the Deposit in full termination of the parties’ rights under this Agreement. Buyer shall not have the right to terminate hereunder if damages are caused by Buyer’s negligence.  If neither party terminates this Agreement, Seller shall, at Seller’s election, either repair such damages to the extent of available insurance proceeds, or shall assign such insurance proceeds to Buyer at Closing.

11.11 Possession. Buyer shall receive operating control and possession of all of the Purchased Assets following the Closing.

11.12 Intentionally Omitted.

11.13 Franchise Agreement. This Agreement is conditioned on Buyer obtaining Franchisor’s approval of a franchise agreement for a ten (10) year term, prior to expiration of the Review Period.  If Buyer fails to obtain such approval and provides written notice to the Seller terminating this Agreement prior to the expiration of the Review Period, then Buyer receives a full refund of the Deposit.  If Buyer waives or is deemed to have waived such right to terminate prior to the expiration of the Review Period, Buyer’s obligation to consummate the sale hereunder is still conditioned upon such Franchisor approval, but Buyer shall not receive a refund of the Deposit if Buyer terminates as a result of such failure after the expiration of the Review Period.  In such case, the Deposit shall be delivered to Seller.

12. Conditions Precedent to Obligations of Seller at Closing.

Unless waived in writing by Seller, the obligations of Seller to perform this Agreement at the Closing are subject to satisfaction at or prior to the Closing of the following conditions:

12.1 Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

12.2 Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by them under this Agreement prior to the Closing.

12.3 Closing Documentation. Seller shall have received the following payment and documents:

a.              The Purchase Price.

b.              All other instruments and documents reasonably required by this Agreement to be delivered by Buyer to Seller, and such other instruments and documents as Seller shall reasonably request which are not inconsistent with the provisions of this Agreement.

13. Confidentiality.

a.              The parties acknowledge that each may become privy to confidential information of the other, and that communication of such confidential information to third parties (whether or not such communicated information is authorized) could injure each parties business in the event that this transaction is not completed.

b.              The parties agree to take reasonable steps to ensure that such information obtained about the other shall remain confidential and shall not be disclosed or revealed to third parties, other than consultants, such as accountants, attorneys and lenders of the parties, or if required by law.

c.               If this Agreement is terminated, each party will return to the other all originals and any copies they have made of the written information or disks provided by the other party, and the obligations not to disclose any information received under this Agreement will survive the termination of this Agreement.

d.              As used in this Agreement, “confidential information” includes information ordinarily known only to the disclosing parties personnel, and information such as customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records, and other information normally understood to be confidential or designated as such.

14. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be sent by hand messenger, electronic facsimile transmission, electronic mail (e-mail), reputable overnight courier, or certified mail, postage prepaid, return receipt requested.  Notices and other communications shall be deemed to have been duly given, as applicable (i) if by hand delivery, on the date of delivery, if such date is a Business Day (or if such date is not a Business Day, then on the first (1st) Business Day following such date), (ii) if by electronic facsimile transmission, the date of transmission as evidenced by automated date and time confirmation from sender’s machine, (iii) if given by e-mail, the communication is instantaneous and the day of receipt can be designated to be the same day as sending and a written copy must also be sent via overnight courier, (iv) if given by overnight courier, one (1) Business Day after deposit with the overnight courier, or (v) if given by certified mail, three (3) Business Days after deposit with the United States Post Office. Notices shall be addressed as set forth below, or to any other address that Buyer or Seller shall designate in writing:

If to Seller:	If to Buyer:

Gothic Lodging LLC	Norman H. Leslie
2706 James Street	1635 43rd Street South, Suite 305
Coralville, Iowa 52241	Fargo, ND 58103
Fax: (562) 616-1555	Fax: (701) 281-7145
Email: john.hall@hawkeyehotels.com	Email: nhleslie@nhshotels.com

With Copy to:	With Copy to:

Vice Cox & Townsend PLLC	David R. Durell
2303 River Road, Suite 301	644 Lovett S.E., Suite A
Louisville, Kentucky 40206	Grand Rapids, MI 49506
Fax: (502) 290-6761	Fax: (616) 264-3841
Email: jcox@vctfirm.com	Email: drd@durellaw.com

15. Indemnification.

15.1 Indemnification by Seller. Subject to the limitations of this Agreement, Seller shall indemnify and hold harmless Buyer from and against any actual (and not contingent) liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs (each an “Indemnification Loss”) incurred by Buyer to the extent resulting from (a) any breach of any express representations or warranties of Seller in this Agreement which survive the termination or expiration of this Agreement in accordance with the express terms hereof; (b) any breach by Seller of any of its covenants or obligations under this Agreement which expressly survive the termination or expiration of this Agreement in accordance with the express terms hereof; and (c) any claims for bodily injury or damage to property brought by third parties which relate to injuries or damage occurring prior to the Closing and which arise or accrue at or in connection with the Purchased Assets and/or the Business.

15.2 Indemnification by Buyer. Subject to the limitations set forth in this Agreement, Buyer, and each assignee of Buyer, shall indemnify and hold harmless Seller from and against any Indemnification Loss incurred by Seller to the extent resulting from (a) any breach of any express representations or warranties of Buyer in this Agreement which survive the termination or expiration of this Agreement in accordance with the express terms hereof; (b) any breach by Buyer of any of its covenants or obligations under this Agreement which expressly survive the termination or expiration of this Agreement in accordance with the express terms hereof; (c) any claims for bodily injury or damage to property brought by third parties which relate to injuries or damage occurring on or after Closing and which arise or accrue at or in connection with the Purchased Assets and/or the Business; and (d) any Assumed Liabilities.

15.3  Limitations on Indemnification Obligations.  a.  Notwithstanding anything else to the contrary in this Agreement, an indemnitee which is seeking defense or indemnification for an Indemnification Loss shall be entitled to indemnification for such a loss only if the indemnitee has given written notice to the indemnitor in accordance with Section 14 hereof prior to the expiration of any applicable survival period described herein.

b.                                      Further notwithstanding any other provision contained in this Agreement to the contrary, (i) Parties shall be obligated to indemnify and hold each other harmless with respect to an Indemnification Loss only to the extent that such claims in the aggregate exceed Seventy-Five Thousand Dollars ($75,000) (the “Indemnification Deductible”), in which event the indemnitor shall only be responsible for Indemnification Losses exceeding the Indemnification Deductible, (ii) either parties aggregate liability to each other with respect to any and all Indemnification Losses, shall not exceed One Million Dollars ($1,000,000) (the “Cap”) and parties hereby waive any damages, costs and expenses in excess of said amount.  In the event that either party actually recovers any insurance proceeds or any indemnity, contribution or other similar payment from any insurance company, tenant, or other third party for damages against which indemnitor indemnified and actually paid indemnitee under this Agreement, then to the extent indemnitee’s damages did not exceed the amount paid by indemnitor to indemnitee, indemnitee shall promptly reimburse indemnitor to the extent of any such double-recovery.  The foregoing is not intended to restrict the rights of Buyer in the event of fraud by Seller.

c.                                       Notwithstanding anything to the contrary in this Agreement no indemnitee shall be entitled to defense or indemnification to the extent the Indemnification Loss results from the negligence or willful misconduct of, or breach of this Agreement by, the indemnitee.  This Section 15 shall survive the Closing as well as the termination of this Agreement.

15.3  WAIVER OF CERTAIN DAMAGES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, SELLER AND BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO.

15.4  Release.  Notwithstanding the representations, warranties and covenants made by the Seller under this Agreement, Buyer shall assume the risk that adverse matters, including but not limited to, construction defects, adverse physical, environmental, hazardous materials, endangered species, zoning, access or water course issues or conditions, may not have been revealed by Buyer’s investigations.  Except with respect to any material inaccuracies in the representations and warranties of Seller explicitly provided in this Agreement, Buyer releases Seller from, and waives any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) of any and every kind or character, known or unknown, for, arising out of, or attributable to, the Purchased Assets and the Business or any latent or patent issue or condition at the Purchased Assets or the Business, including without limitation, claims, liabilities and contribution rights relating to the presence, discovery or removal of any Hazardous Materials in, at, about or under the Real Estate, or for, connected with or arising out of any and all claims or causes of action based thereon.  It is the intention of the Parties that the foregoing release shall be effective with respect to all matters, past and present, known and unknown, suspected and unsuspected.  Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit all Seller Indemnitees from any such unknown losses, damages, liabilities, costs and expenses.

16. Consultation. Seller shall, at the request of Buyer, use reasonable efforts to answer Buyer’s questions pertaining to the Business on a limited basis, as reasonably requested by Buyer; such service shall be based on Seller’s reasonable availability, which shall be provided without charge for a period not to exceed 30 days, commencing on the Closing Date.

17. Closing.

17.1 Closing Date. Unless otherwise agreed, the Closing shall be held on or before the 15th day after the expiration of the Review Period (the “Closing Date”).

17.2 Closing Location. The Closing shall be held on the Closing Date at the offices of an attorney or title company or at such other location as may be agreed on by the Parties.

17.3 Documents. Seller shall be responsible for preparing the closing documents and delivering them to Buyer at least five (5) days before the Closing Date for Buyer’s review and approval. The Parties shall reasonably cooperate with each other and the title company to correct any typos or clerical errors in the documents executed at Closing.

18. Miscellaneous.

18.1 Amendment. This Agreement shall not be amended, altered, or terminated except by a writing executed by each Party.

18.2 Choice of Law. This Agreement shall be governed in all respects by the laws of the State of Iowa.

18.3 Headings. The paragraph headings used in this Agreement are included solely for convenience.

18.4 Entire Agreement. This Agreement sets forth the entire understanding of the Parties; further, this Agreement shall supersede and/or replace any oral or written agreement(s) relating to this subject matter entered into by the Parties before the date of this Agreement.

18.5 Waiver. The waiver by any Party of any breach or breaches of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement.

18.6 Binding Effect; Survival Period. This Agreement, inclusive of its terms and provisions, shall be binding on and inure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors, and assigns of the Parties for twelve (12) months following Closing, this survival period may be extended for a maximum of ninety (90) days if notice of a claim was provided pursuant the notice requirements under section 14.

18.7 Construction of Agreement. Each Party and its respective legal counsel has reviewed and revised this Agreement and has had equal opportunity for input into this Agreement. Neither Party nor their respective legal counsel shall be construed to be the drafter or primary drafter of this Agreement. In the event of any dispute regarding the construction of this Agreement or any of its provisions, ambiguities or questions of interpretation shall not be construed more in favor of one Party than the other; rather, questions of interpretation shall be construed equally as to each Party.

18.8 Consent. Unless otherwise provided, any required consent of a Party shall not be unreasonably withheld or delayed by such Party.

18.9 Counterpart Execution; Facsimile Execution.

a.              Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts, when taken together, will constitute one and the same agreement.

b.              Facsimile Execution. The Parties agree that signatures on this Agreement, as well as any other documents to be executed under this Agreement, may be delivered by facsimile in lieu of an original signature, and the Parties agree to treat facsimile signatures as original signatures and agree to be bound by this provision.

18.10 Assignment by Buyer.  Buyer may assign its rights in this Agreement to a purchasing entity with which Buyer and/or its principal owners are affiliated.; provided, however, Buyer shall provide Seller with a copy of the executed assignment and assumption of this Agreement, and Buyer shall remain liable hereunder.

18.11 Days. All references to days in this Agreement shall be construed as calendar days unless otherwise specified and a day shall begin at 12:00 a.m. Eastern Standard Time and end at 11:59 p.m. Eastern Standard Time.  In the event any start of a timeline or deadline under this Agreement falls on a Saturday, Sunday, or recognized federal holiday, such deadline shall be automatically extended to the next day which is not a Saturday, Sunday, or recognized federal holiday.

18.12 Calculating Time Periods. In calculating any time period prescribed or allowed by this Agreement, the day of the act or event from which the time period begins to run is not included and the last day of the time period is included.

(signatures on following page)

The Parties have executed this Agreement on the following dates to be effective as of the Effective Date:

SELLER: Gothic River Lodging LLC
an Iowa limited liability company

Dated:	10/18/18	/s/ John Hall
		By:	John Hall
		Its:	Chief Financial Officer

BUYER: Lodging Opportunity Fund Real Estate Investment Trust
a North Dakota real estate investment trust

Dated:	10/18/18	/s/ David Durell
		By:	David Durell
		Its:	Chief Acquisition Officer

Exhibit 1.1

TRADE FIXTURES & EQUIPMENT

Buyer to prepare a list during Review Period.

Exhibit 1.1b

Miscellaneous Property Excluded

General Manager’s Laptop

Exhibit 1.2

REAL ESTATE

Seller previously provided to Buyer.

Exhibit 1.3

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is dated as of              , 2018 (the “Effective Date”), by and among Lodging Opportunity Fund Real Estate Investment Trust, a North Dakota real estate investment trust, with an address of 1635 43rd Street South, Suite 305, Fargo, North Dakota 58103, or its assignee (“Buyer”), Gothic River Lodging LLC, an Iowa limited liability company, with an address of 1601 N Roosevelt Ave., Burlington, IA 52601 (“Seller”), and Hawkeye Hotels, Inc., an Iowa corporation (“Hawkeye”).  The Seller and Hawkeye are collectively referred to herein as the “Restricted Parties.”

R E C I T A L S:

A.                                    The Buyer and Seller have entered into an Asset Purchase Agreement, dated as of October 10, 2018, (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase from Seller the Holiday Inn Express Cedar Rapids Collins Road, located at 1230 Collins Road, Cedar Rapids, IA 52402 (the “Hotel”).

B.                                    The agreement of the Restricted Parties to deliver this Agreement was a material inducement to Buyer in entering into the Purchase Agreement, and the delivery of this Agreement by the Restricted Parties was a condition to Buyer’s obligation to purchase the Hotel and to pay the Purchase Price (as defined in the Purchase Agreement).  Buyer seeks assurance that the Restricted Parties will refrain from competing with Buyer, as well as to protect the confidential information of the Hotel which the Buyer has purchased and to generally preserve the existing goodwill contemplated as part of the Purchase Price paid by Buyer under the Purchase Agreement.  The Restricted Parties acknowledge that the restrictions set forth in this Agreement are necessary to prevent the use and disclosure of the confidential information, to protect the goodwill of the Hotel and to otherwise protect the legitimate business interests of the Buyer, their affiliates and the Hotel.

C.                                    The Buyer, as the owner of the Hotel from and after the date of closing of the Purchase Agreement, desires to preclude the Restricted Parties from competing against it during the term of this Agreement.

A G R E E M E N T

In consideration of the foregoing and the payment of the Purchase Price under the Purchase Agreement, and the covenants and agreements set forth in this Agreement and in the Purchase Agreement, the parties agree as follows:

SECTION 1.                            COVENANTS AND CONSIDERATION

1.1                               Non-Competition.  The Restricted Parties covenant and agree that, for a period of twenty-four (24) months beginning on the closing date of the Purchase Agreement (the “Closing Date”), neither the Restricted Parties, nor any entity controlled by the Restricted Parties (an “Affiliate”) will, without the prior written consent of the Buyer, directly or indirectly, own, manage, operate, join, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a shareholder, director, officer, agent, partner, joint venturer, lender, employee, consultant or advisor with, any business or organization any part of which engages in the business of new construction of a hotel or motel and operation of such newly constructed hotel or motel within the Non-Competition Area, except for the Residence Inn located at 730 33rd Avenue Southwest, Cedar Rapids, Iowa 52404 and the Fairfield Inn located at 605 32nd Avenue South Southwest, Cedar Rapids, Iowa 52404, and except for any hotel within the Non-Competition Area which is not identified in the competitive set for the Business, as defined by the most recent Smith Travel Research report.  The term “Non-Competition Area” in this Agreement means the area within a one four (4) mile radius of the Hotel.  This provision shall not apply to any business which was in operation or under construction prior to the Effective Date of the Asset Purchase Agreement.  Provided further, this provision shall not restrict the Restricted Parties, individually or as owners or employees of an entity from managing or consulting regarding one or more hotel(s) or motel(s) under management agreement for owner(s) or lender(s) which either or both Restricted Party(ies): (a) do business with prior to the Effective Date, (b) are part of a multi-property management relationship with owner(s); or a lender(s); or (c) is a property in receivership or foreclosure controlled by a lender

1.2                               Confidential Information.  The Restricted Parties acknowledge and recognize that the Confidential Information (as defined below) constitutes valuable trade and business secrets belonging to the Buyer from and after the Closing Date.  On and after the Closing Date, the Restricted Parties will not use, and will not disclose to anybody, and will cause any and all of their respective Affiliates to refrain from disclosing to anybody, any Confidential Information except:  (a) where necessary to comply with any legal obligation, such as a court order or subpoena, provided the Restricted Parties shall first promptly notify the Buyer prior to any such disclosure and permit Buyer to intervene to block such disclosure; (b) where necessary, to the Restricted Parties’ attorneys and accountants, provided that they shall have first been apprised of the limitations of this Agreement and shall have agreed to be comply with and be bound by such limitations; or (c) where the Restricted Parties have obtained the express, prior written consent from the Buyer.  The term “Confidential Information” includes but is not limited to information  specific to the Hotel, including but not limited to:  customer lists, contact information, needs, preferences and history of service; business operations and methods; training materials; marketing plans; customer relations information; service and operations forms; practices, procedures, policies and guidelines; sales information; supplier/vendor agreements and information; and all other information, lists, records and data relating to or dealing with the business operations or activities of the Hotel, the disclosure of which may provide valuable benefits to any other person or entity or which would embarrass or damage the Hotel, Buyer or their affiliates, monetarily or otherwise.  The term “Confidential Information” is intended to be construed in its broadest possible meaning, and includes all such information in any and all forms, whether written or oral, on paper or stored electronically or in any other medium, and includes all originals, summaries, portions and copies of any and all such information.  Confidential Information does not include information that: (i) was widely known in the industry at the time of disclosure to the Restricted Party, or (ii) becomes widely known or readily available other than by a breach of this Agreement.

1.3                               Non-Solicitation.  Except with the prior written approval of the Buyer, for a period of twenty-four (24) months after the Closing Date, neither the Restricted Parties nor their respective Affiliates will not solicit the employment of any person who was principally employed at the Hotel on the Closing Date; provided, however, neither Restricted Party shall be prohibited from employing any such employee who solicits employment from a Restricted Party.  Therefore, the Restricted Parties covenant and agree that, for twenty-four (24) month period commencing on the Closing Date, the Restricted Parties will not directly or indirectly, and whether as an employee, consultant, director, officer, shareholder, member, manager, partner, lender, agent, associate, principal, representative or in any other individual or representative capacity, solicit, recruit, or encourage any employee or independent contractor of the Hotel or Buyer to leave his or her employment, but shall be permitted to employ any such employee or independent contractor who solicits employment from the Restricted Party. For purposes of this Section 1.3, an “employee” shall include any person who is a common law employee or who is an independent contractor providing personal services. Further, the Restricted Party for twenty-four (24) months after Closing, will not attempt to induce, induce, interfere, or solicit others to terminate any contractual relationship held by the Hotel. Others means, without limitation, corporate accounts, vendors, or service providers.

1.4                               Non-Disparagement.  The Restricted Parties shall not:  (a) make any disparaging or defamatory statements about Buyer, the Hotel or their affiliates, or (b) authorize, encourage or participate with anyone to make such statements.

SECTION 2.                            ENFORCEABILITY; REMEDIES

2.1                               Reasonableness; Independent Covenants.  The Restricted Parties acknowledge that the restrictions set out in this Agreement are reasonable and necessary to prevent the use and disclosure of the Hotel’s and the Buyer’s confidential business information and to protect the goodwill and business relationships of the Hotel, and to otherwise protect the legitimate business interests of Buyer and the Hotel from and after the Closing Date.  The Restricted Parties further acknowledge that all of the restrictions in this Agreement are reasonable in all respects, including duration, territory and scope of activity restricted.  The Restricted Parties agree that the covenants and provisions of this Agreement shall be construed as separate agreements independent of any other provision of this Agreement or of any other agreement between a Restricted Party and Buyer.

2.2                               Remedies.  The Restricted Parties agree that if they or any of their Affiliates engage or threaten to engage in any activity that constitutes a violation of any of the provisions of this Agreement, Buyer shall have the right and remedy to have the provisions of this Agreement specifically enforced to the extent permitted by law by any court having jurisdiction, it being acknowledged and agreed that any breach of this Agreement would cause immediate irreparable injury to Buyer and/or the Hotel and that money damages would not provide an adequate remedy at law for any breach.  Therefore, the Restricted Parties agree that Buyer, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by temporary restraining order, preliminary and permanent injunction or otherwise from any court of competent jurisdiction (without the requirement of posting a bond or other security), including, without limitation, injunctive relief to prevent the Restricted Parties’ failure to comply with the terms and conditions of Section 1 of this Agreement.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity, including the right to seek monetary damages.  The Restricted Parties agree that the existence of any claim or cause of action by a Restricted Party against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants and restrictions in this Agreement.

2.3                               Reformation.  It is the intent of the parties to this Agreement that the provisions of the Agreement be enforced to the fullest extent permissible under applicable law.  If any term or provision of this Agreement is determined to be void, illegal, invalid or unenforceable by any court of competent jurisdiction in any jurisdiction, then such term or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants set forth in Section 1 of this Agreement because the duration is too long or the scope is too broad, it is expressly agreed between the parties that the court making such determination shall be empowered to reduce the duration and scope of the covenants set forth in Section 1 to the extent necessary to permit enforcement of such covenants.

SECTION 3.                            MISCELLANEOUS

3.1                               Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be sent by hand messenger, electronic facsimile transmission, electronic mail (e-mail), reputable overnight courier, or certified mail, postage prepaid, return receipt requested.  Notices and other communications shall be deemed to have been duly given, as applicable (i) if by hand delivery, on the date of delivery, if such date is a Business Day (or if such date is not a Business Day, then on the first (1st) Business Day following such date), (ii) if by electronic facsimile transmission, the date of transmission as evidenced by automated date and time confirmation from sender’s machine, (iii) if given by e-mail, the communication is instantaneous and the day of receipt can be designated to be the same day as sending and a written copy must also be sent via overnight courier, (iv) if given by overnight courier, one (1) Business Day after deposit with the overnight courier, or (v) if given by certified mail, three (3) Business Days after deposit with the United States Post Office. Notices shall be addressed as set forth below, or to any other address that the parties shall designate in writing:

If to Restricted Parties:	If to Buyer:

Gothic Lodging LLC and Hawkeye Hotels, Inc.	Norman H. Leslie
2706 James Street	1635 43rd Street South, Suite 305
Coralville, Iowa 52241	Fargo, ND 58103
Fax: (562) 616-1555	Fax: (701) 281-7145
Email: john.hall@hawkeyehotels.com	Email: nhleslie@nhshotels.com

With Copy to:	With Copy to:

Vice Cox & Townsend PLLC	David R. Durell
2303 River Road, Suite 301	644 Lovett S.E., Suite A
Louisville, Kentucky 40206	Grand Rapids, MI 49506
Fax: (502) 290-6761	Fax: (616) 264-3841
Email: jcox@vctfirm.com	Email: drd@durellaw.com

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 3.1.

3.2                               Benefit and Binding Effect.  The Restricted Parties may not assign this Agreement without the prior written consent of Buyer.  The Buyer may assign its rights and delegate its duties under this Agreement to any other person or entity that (i) acquires ownership or control of the Buyer or Hotel, (ii) acquires substantially all of the assets of the Buyer or Hotel, or (iii) is a successor entity through merger or conversion.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

3.3                               Further Assurances.  The parties shall execute any other documents that may be necessary and desirable to the implementation and consummation of this Agreement.

3.4                               Governing Law.  It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the internal laws of the State of Iowa, without giving effect to the conflict of laws provisions thereof.

3.5                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto concerning the subject matter hereof.

3.6                               Headings.  The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

3.7                               Amendments/Waivers.  This Agreement cannot be amended except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment is sought.  Any waiver of any provision of this Agreement must be in writing and signed by the party granting the waiver.

3.8                               Counterparts.  This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER

Gothic River Lodging LLC
an Iowa limited liability company

Dated:
By: John Hall
Its: CFO

Dated:
By:
Its:

BUYER

Lodging Opportunity Fund Real Estate Investment Trust
a North Dakota real estate investment trust

Dated:
By: Norman H. Leslie
Its: President

Exhibit 2.2

PURCHASE PRICE ALLOCATION

Land $2,000,000

Building $5,100,000

FF&E $1,000,000

Exhibit 8.1

SELLER’S ARTICLES OF ORGANIZATION

AND ORGANIZATIONAL CHART

Seller previously provided to Buyer.

Exhibit 8.11

LITIGATION

None.

Exhibit 8.20

NAMES OF DIRECTORS, MANAGERS, OFFICERS, OWNERS,

AND REGISTERED AGENTS OF SELLER

Seller previously provided to Buyer.